EXHIBIT 99



   Press release, dated January 26, 1999, issued by the Company.


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                                             News
                                             --------------------------------
                                             For further information contact:


                                                                 Greg Parker
                                                                 210/220-5632


FOR IMMEDIATE RELEASE
January 26, 1999



           CULLEN/FROST BANKERS, INC. ADOPTS SHAREHOLDER
                   PROTECTION RIGHTS AGREEMENT


SAN ANTONIO -- The Board of Directors of Cullen/Frost Bankers, Inc. today adopted a Shareholder Protection Rights Agreement and declared a dividend of one Right on each outstanding share of Cullen/Frost Common Stock. The dividend will be paid on March 15, 1999 to shareholders of record on February 8, 1999.

     The Rights Agreement is virtually identical to the existing rights plan which is scheduled to expire on July 25, 1999. The new plan was not adopted in response to any specific effort to acquire control of Cullen/Frost. Rather, it was adopted to deter abusive takeover tactics that can be used to deprive shareholders of the full value of their investment. More than 2,500 U.S. corporations have considered it prudent to adopt shareholder protection plans similar to the Rights Agreement.

     Until it is announced that a person or group has acquired 10% or more of Cullen/Frost's Common Stock (an "Acquiring Person") or commences a tender offer that will result in such person or group owning 10% or more of Cullen/Frost's Common Stock, the Rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Thereafter, and only after the presently outstanding rights have expired or been redeemed, separate Rights certificates

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will be distributed and each Right will entitle its holder to purchase
Participating Preferred Stock having economic and voting terms similar to those of one share of Common Stock for an exercise price of $200.

Upon announcement that any person or group has become an Acquiring Person then 10 days thereafter (or such earlier or later date as the Board may decide) (the "Flip-in Date") each Right, to the extent permitted by applicable law, (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of Cullen/Frost Common Stock having a market value of twice the exercise price. Also, if after an Acquiring Person controls Cullen/Frost's Board of Directors, Cullen/Frost is involved in a merger or sells more than 50% of its assets or earning power or is involved with an Acquiring Person in certain "self-dealing" transactions (or has entered an agreement to do any of the foregoing) and, in the case of a merger, the Acquiring Person will receive different treatment than all other shareholders, each Right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the Acquiring Person having a market value of twice the exercise price. If any person or group acquires between 10% and 50% of Cullen/Frost's Common Stock, Cullen/Frost's Board of Directors may, at its option, exchange one share of Cullen/Frost Common Stock for each Right.

     The Rights may generally be redeemed by the Board of Directors for $0.01 per Right prior to the Flip-in Date.

     Richard W. Evans, Jr., chairman and chief executive officer of Cullen/Frost, stated that "the new Rights Agreement is not intended to and will not prevent a takeover of Cullen/Frost at a full and fair price.
However, just like our existing plan, the Rights may cause substantial dilution to a person or group that acquires 10% or more of the Common Stock unless the Rights are first redeemed by the Board of Directors of the Company.

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     Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Company and its shareholders because the Rights can be redeemed prior to a triggering event.

     The Rights Agreement does not in any way weaken Cullen/Frost's financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to Cullen/Frost or its shareholders and will not change the way in which Cullen/Frost shares are traded."

     A letter to shareholders regarding the Rights Agreement and a Summary of certain terms of the Rights Agreement will be mailed to shareholders.

     Cullen/Frost bankers, Inc. is a multi-bank holding company headquartered in San Antonio, with assets of $6.9 billion at December 31, 1998. Through its member banks -- Frost Bank and United States National Bank -- the corporation has more than 75 financial centers across Texas in San Antonio, Boerne, Austin, Corpus Christi, Dallas, Fort Worth, Galveston, Houston, McAllen, New Braunfels and San Marcos.

     The corporation's common stock is traded on the New York Stock Exchange under the symbol CFR.
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